Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2015 THIRD QUARTER RESULTS

Milwaukee, Wisconsin – April 23, 2015 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 29, 2015.

Net sales for the Company’s third quarter ended March 29, 2015 were $88.8 million, compared to net sales of $85.3 million for the third quarter ended March 30, 2014.  Net income for the current year quarterly period was $4.4 million, compared to net income of $3.6 million in the prior year quarter.  Diluted earnings per share for the current year quarterly period were $1.20 compared to diluted earnings per share of $1.00 in the prior year quarter.

For the nine months ended March 29, 2015, the Company’s net sales were $313.0 million compared to net sales of $246.4 million in the prior year nine month period.  Net income during the current year nine month period was $19.5 million compared to net income of $10.7 million in the prior year nine month period.  Diluted earnings per share were $5.33 for the nine month period ended March 29, 2015 compared to diluted earnings per share of $3.00 during the nine month period ended March 30, 2014.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	March 29, 2015	March 30, 2014
Chrysler Group LLC	$26,151	$29,180
General Motors Company	17,015	18,221
Ford Motor Company	10,951	11,707
Tier 1 Customers	18,637	14,968
Commercial and Other OEM Customers	10,380	9,947
Hyundai / Kia	5,683	1,255
TOTAL	$88,817	$85,278

Decreased sales to Chrysler Group LLC in the current year quarter were primarily due to Chrysler’s temporary shutdown of its Windsor, Canada assembly plant to re-tool the new Chrysler minivan. The negative effect of the shutdown was partially offset by increased service sales in comparison to the prior year quarter. Decreased sales to General Motors Company in the current year quarter related primarily to a sales concession recorded during the current year quarter compared to the prior year quarter. Decreased sales to Ford Motor Company in the current year quarter were attributed primarily to lower vehicle production volumes on models for which we supply components, and in particular for components we supply on the F-150 pick-up trucks offset partially by higher latch product sales.  Sales to Tier 1, Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter.  These customers primarily represent purchasers of vehicle access control products, such as latches, fobs, and driver controls, that have been developed in recent years to complement our historic core business of locks and keys.  The increased sales to Hyundai / Kia in the current year quarter were principally due to the continued ramp-up of the new Kia Sedona minivan for which we supply components.

Gross profit margins were 17.7 percent in the current year quarter compared to 17.5 percent in the prior year quarter. The increase in gross profit margin was attributed to lower bonus expense provisions and a favorable Mexican Peso to US dollar exchanges rate affecting our Mexican operations offset by a customer sales concession.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 11.1% compared to 11.4% in the prior year quarter.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	March 29, 2015	March 30, 2014
Equity Earnings of VAST LLC Joint Venture	$301	$365
Equity Loss of STRATTEC Advanced Logic (formerly NextLock LLC)	(508)	(98)
Foreign Currency Transaction Gain	583	36
Rabbi Trust Gain	44	27
Other	71	8
	$491	$338

The lower income tax provision in the current year quarter occurred as a result of a reduction in our tax liability for unrecognized tax benefits and related interest associated with tax years that closed during the current period.

Frank Krejci, President & CEO commented:  “I am pleased to report that we were able to continue to show modest sales growth in the current year quarter, despite the negative headwinds of a slower than anticipated ramp up in Ford’s introduction of the new F-150 pick-up trucks and a reduction of about $8 million in sales due to Chrysler’s temporary shutdown of its Windsor, Canada minivan assembly plant in order to change over to their newly designed models.  The Chrysler Windsor assembly plant shutdown is expected to impact us in a similar manner in the next quarter before we begin to refill their pipeline.

During this quarter we, like many other companies, had to address the challenges presented to us as a result of the West Coast dock work slowdown and eventual contract settlement.  It certainly had impacts on our efficiency, the costs of expediting parts and our inventory levels.

During the quarter, we celebrated our 20th anniversary since STRATTEC was spun off as an independent public company, yet we are mindful that our roots go back 107 years to the founding of Briggs & Stratton Corporation. Because of both our anniversary and the progress we have made, we were honored to be invited to ring the closing bell at NASDAQ on February 23, which only added to our collective pride and sense of accomplishment this year.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
Net Sales	$88,817	$85,278	$313,049	$246,357

Cost of Goods Sold	73,066	70,386	250,789	201,007

Gross Profit	15,751	14,892	62,260	45,350

Engineering, Selling & Administrative Expenses	9,847	9,757	33,524	28,477

Income from Operations	5,904	5,135	28,736	16,873

Interest Income	61	37	126	64

Interest Expense	(17)	(8)	(39)	(37)

Other Income, Net	491	338	3,171	1,154

Income before Provision for Income Taxes and Non-Controlling Interest	6,439	5,502	31,994	18,054

Provision for Income Taxes	1,064	1,285	9,378	5,302

Net Income	5,375	4,217	22,616	12,752

Net Income Attributable to Non-Controlling Interest	(999)	(616)	(3,162)	(2,067)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$4,376	$3,601	$19,454	$10,685

Earnings Per Share:
Basic	$1.23	$1.03	$5.47	$3.07
Diluted	$1.20	$1.00	$5.33	$3.00
Average Basic Shares Outstanding	3,520	3,443	3,511	3,413

Average Diluted Shares Outstanding	3,603	3,534	3,603	3,494

Other
Capital Expenditures	$4,696	$2,931	$21,651	$9,381
Depreciation & Amortization	$2,206	$2,046	$6,467	$6,213

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 29, 2015	June 29, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$28,035	$19,756
Receivables, net	62,224	68,822
Inventories, net	35,835	30,502
Other current assets	14,546	16,559
Total Current Assets	140,640	135,639
Investment in Joint Ventures	10,865	9,977
Other Long Term Assets	13,400	11,639
Property, Plant and Equipment, Net	69,534	55,781
	$234,439	$213,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$28,836	$36,053
Other	31,560	29,210
Total Current Liabilities	60,396	65,263
Accrued Pension and Post Retirement Obligations	3,487	3,842
Borrowings Under Credit Facility	11,000	2,500
Deferred Income Taxes	5,644	5,127
Other Long-term Liabilities	207	1,401
Shareholders’ Equity	301,534	281,623
Accumulated Other Comprehensive Loss	(23,313)	(20,198)
Less: Treasury Stock	(135,907)	(135,919)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	142,314	125,506
Non-Controlling Interest	11,391	9,397
Total Shareholders’ Equity	153,705	134,903
	$234,439	$213,036

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 31, 2015	March 30, 2014	March 31, 2015	March 30, 2014
Cash Flows from Operating Activities:
Net Income	$5,375	$4,217	$22,616	$12,752
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity Loss (Earnings) in Joint Ventures	207	(267)	138	(858)
Depreciation and Amortization	2,206	2,046	6,467	6,213
Foreign Currency Transaction Gain	(583)	(36)	(3,004)	(74)
Stock Based Compensation Expense	313	250	1,013	880
Change in Operating Assets/Liabilities	(1,622)	(3,705)	(3,807)	(9,715)
Other, net	15	40	172	114

Net Cash Provided by Operating Activities	5,911	2,545	23,595	9,312

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(384)	-
Additions to Property, Plant and Equipment	(4,696)	(2,931)	(21,651)	(9,381)
Proceeds from Sale of Property, Plant and Equipment	-	25	-	46
Other	-	(285)	(215)	(285)
Net Cash Used in Investing Activities	(4,696)	(3,191)	(22,250)	(9,620)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	7,500	500	9,000	1,250
Repayment of Borrowings Under Credit Facility	-	(1,000)	(500)	(1,000)
Dividends Paid to Non-Controlling Interests of Subsidiaries	-	-	(882)	(984)
Dividends Paid	(428)	(388)	(1,282)	(1,152)
Exercise of Stock Options and Employee Stock Purchases	20	1,639	734	2,428

Net Cash Provided by Financing Activities	7,092	751	7,070	542

Effect of Foreign Currency Fluctuations on Cash	(115)	1	(136)	(47)

Net Increase in Cash & Cash Equivalents	8,192	106	8,279	187

Cash and Cash Equivalents:
Beginning of Period	19,843	20,388	19,756	20,307
End of Period	$28,035	$20,494	$28,035	$20,494